Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Coca-Cola Company 401(k) Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements of The Coca-Cola Company and subsidiaries, and the effectiveness of internal control over financial reporting of The Coca-Cola Company and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Atlanta, Georgia

May 1, 2018